Exhibit (i)(2)

CONSENT OF SHEARMAN & STERLING LLP

We hereby consent to the use of our opinion of counsel regarding the Spartan Michigan Municipal Income Fund, Spartan Minnesota Municipal Income Fund, Spartan Municipal Income Fund, Spartan Ohio Municipal Income Fund, Spartan Pennsylvania Municipal Income Fund, and Spartan Short-Intermediate Municipal Income Fund series of Fidelity Municipal Trust (the "Trust"), filed as part of this Post-Effective Amendment No. 100 to the Trust's Registration Statement on Form N-1A (File Nos. 002-55725 and 811-02720) and incorporated by reference to Exhibit (i) to Post-Effective Amendment No. 98 to the Registration Statement.

/s/Shearman & Sterling LLP
Shearman & Sterling LLP

Washington, DC

February 24, 2005